Exhibit 99.2

Standard Form

ACADIA PHARMACEUTICALS INC.

STOCK OPTION GRANT NOTICE

(2024 INDUCEMENT PLAN)

Acadia Pharmaceuticals Inc. (the “Company”), pursuant to its 2024 Inducement Plan (the “Plan”), has granted to you (“Optionholder”) an option to purchase the number of shares of the Common Stock set forth below (the “Option”). Your Option is subject to all of the terms and conditions as set forth herein and in the Plan, and the Stock Option Agreement and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Stock Option Agreement shall have the meanings set forth in the Plan or the Stock Option Agreement, as applicable.

Optionholder:
Date of Grant:
Vesting Commencement Date:
Number of Shares of Common Stock Subject to Option:
Exercise Price (Per Share):
Total Exercise Price:
Expiration Date:

Type of Grant:	Nonstatutory Stock Option

Exercise and Vesting Schedule:	Subject to the Optionholder’s Continuous Service through each applicable vesting date, the Option will vest as follows:

[ ]

Optionholder Acknowledgements: By your signature below or by electronic acceptance or authentication in a form authorized by the Company, you understand and agree that:

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The Option is governed by this Stock Option Grant Notice, and the provisions of the Plan and the Stock Option Agreement and the Notice of Exercise, all of which are made a part of this document. Unless otherwise provided in the Plan, this Grant Notice and the Stock Option Agreement (together, the “Option Agreement”) may not be modified, amended or revised except in a writing signed by you and a duly authorized officer of the Company.

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You consent to receive this Grant Notice, the Stock Option Agreement, the Plan, the Prospectus and any other Plan-related documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

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You have read and are familiar with the provisions of the Plan, the Stock Option Agreement, the Notice of Exercise and the Prospectus. In the event of any conflict between the provisions in this Grant Notice, the Option Agreement, the Notice of Exercise, or the Prospectus and the terms of the Plan, the terms of the Plan shall control.

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The Option Agreement sets forth the entire understanding between you and the Company regarding the acquisition of Common Stock and supersedes all prior oral and written agreements, promises and/or representations on that subject with the exception of other equity awards previously granted to you and any written employment agreement, offer letter, severance agreement, written severance plan or policy, or other written agreement between the Company and you in each case that specifies the terms that should govern this Option.

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Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

ACADIA PHARMACEUTICALS INC.		OPTIONHOLDER:

By:
	Signature		Signature
Title:		Date:
Date:

ATTACHMENTS: Stock Option Agreement, 2024 Inducement Plan, Notice of Exercise

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ATTACHMENT I

STOCK OPTION AGREEMENT

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ACADIA PHARMACEUTICALS INC.

2024 INDUCEMENT PLAN

STOCK OPTION AGREEMENT

As reflected by your Stock Option Grant Notice (“Grant Notice”), Acadia Pharmaceuticals Inc. (the “Company”) has granted you an option under its 2024 Inducement Plan (the “Plan”) to purchase a number of shares of Common Stock at the exercise price indicated in your Grant Notice (the “Option”). This Option is granted in compliance with Nasdaq Listing Rule 5635(c)(4) as a material inducement to you entering into employment with the Company. Capitalized terms not explicitly defined in this Agreement but defined in the Grant Notice or the Plan shall have the meanings set forth in the Grant Notice or Plan, as applicable. The terms of your Option as specified in the Grant Notice and this Stock Option Agreement constitute your Option Agreement.

The general terms and conditions applicable to your Option are as follows:

1. GOVERNING PLAN DOCUMENT. Your Option is subject to all the provisions of the Plan, including but not limited to the provisions in:

(a) Section 6 regarding the impact of a Capitalization Adjustment, dissolution, liquidation, or Corporate Transaction on your Option;

(b) Section 9(e) regarding the Company’s retained rights to terminate your Continuous Service notwithstanding the grant of the Option; and

(c) Section 8(c) regarding the tax consequences of your Option.

Your Option is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the Option Agreement and the provisions of the Plan, the provisions of the Plan shall control. Your Option (and any compensation paid or shares issued under your Option) will be subject to recoupment in accordance with any clawback policy that the Company has adopted or any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd–Frank Wall Street Reform and Consumer Protection Act or other applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to voluntarily terminate employment upon a resignation for “good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

2. VESTING. Your Option will vest as provided in your Grant Notice, subject to the provisions contained herein and the terms of the Plan. Vesting will cease upon the termination of your Continuous Service. Notwithstanding the foregoing, in the event your Continuous Service terminates due to your death or Disability during the 12-month period following the Date of Grant, then you shall vest in a number of shares equal to the shares that would have vested on the one year anniversary of the Date of Grant multiplied by a fraction, the numerator of which is the number of full months since the Date of Grant and the denominator of which is 12. [In the event of a Change in Control, “Good Reason” under all Acadia plans and awards applicable to you will also include a situation where you do not hold the same or greater position and role at the resulting combined company as prior to the Change in Control.]

3. EXERCISE.

(a) You may generally exercise the vested portion of your Option for whole shares of Common Stock at any time during its term by delivery of payment of the exercise price and applicable withholding taxes and other required documentation to the Plan Administrator in accordance with the exercise procedures established by the Plan Administrator, which may include an electronic submission. Please review Sections 4(i), 4(j) and 7(b)(v) of the Plan, which may restrict or prohibit your ability to exercise your Option during certain periods.

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(b) To the extent permitted by Applicable Law, you may pay your Option exercise price as follows:

(i) cash, check, bank draft or money order;

(ii) pursuant to a “cashless exercise” program as further described in Section 4(c)(ii) of the Plan if, at the time of exercise, the Common Stock is publicly traded;

(iii) subject to Company and/or Committee consent at the time of exercise, by delivery of previously owned shares of Common Stock as further described in Section 4(c)(iii) of the Plan; or

(iv) subject to Company and/or Committee consent at the time of exercise, by a “net exercise” arrangement as further described in Section 4(c)(iv) of the Plan.

4. TERM. You may not exercise your Option before the commencement of its term or after its term expires. The term of your Option commences on the Date of Grant and expires upon the earliest of the following:

(a) immediately upon the termination of your Continuous Service for Cause;

(b) three months after the termination of your Continuous Service for any reason other than Cause, Disability or death;

(c) 12 months after the termination of your Continuous Service due to your Disability;

(d) 18 months after your death if you die during your Continuous Service;

(e) immediately upon a Corporate Transaction if the Board has determined that the Option will terminate in connection with a Corporate Transaction,

(f) the Expiration Date indicated in your Grant Notice; or

(g) the day before the 10th anniversary of the Date of Grant.

Notwithstanding the foregoing, if you die during the period provided in Section 4(b) or 4(c) above, the term of your Option shall not expire until the earlier of (i) 18 months after your death, (ii) upon any termination of the Option in connection with a Corporate Transaction, (iii) the Expiration Date indicated in your Grant Notice, or (iv) the day before the tenth anniversary of the Date of Grant. Additionally, the Post-Termination Exercise Period of your Option may be extended as provided in Section 4(i) of the Plan.

5. WITHHOLDING OBLIGATIONS. As further provided in Section 8 of the Plan: (a) you may not exercise your Option unless the applicable tax withholding obligations are satisfied, and (b) at the time you exercise your Option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations, if any, which arise in connection with the exercise of your Option in accordance with the withholding procedures established by the Company. Accordingly, you may not be able to exercise your Option even though the Option is vested, and the Company shall have no obligation to issue shares of Common Stock subject to your Option, unless and until such obligations are satisfied. In the event that the amount of the Company’s withholding obligation in connection with your Option was greater than the amount actually withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

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6. TRANSFERABILITY. Except as otherwise provided in Section 4(e) of the Plan, your Option is not transferable, except by will or by the applicable laws of descent and distribution, and is exercisable during your life only by you.

7. CORPORATE TRANSACTION. Your Option is subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on your behalf with respect to any escrow, indemnities and any contingent consideration.

8. NO LIABILITY FOR TAXES. As a condition to accepting the Option, you hereby (a) agree to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from the Option or other Company compensation and (b) acknowledge that you were advised to consult with your own personal tax, financial and other legal advisors regarding the tax consequences of the Option and have either done so or knowingly and voluntarily declined to do so. Additionally, you acknowledge that the Option is exempt from Section 409A only if the exercise price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Option. Additionally, as a condition to accepting the Option, you agree not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that such exercise is less than the “fair market value” of the Common Stock on the date of grant as subsequently determined by the Internal Revenue Service.

9. SEVERABILITY. If any part of this Option Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Option Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Option Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid

10. OTHER DOCUMENTS. You hereby acknowledge receipt of or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Prospectus. In addition, you acknowledge receipt of the Company’s Trading Policy.

11. NO SOLICITATION. You hereby agree that for a period of twelve (12) months following the end of your employment with the Company (whether you resign voluntarily or are terminated by the Company involuntarily), you will not directly or indirectly hire or attempt to hire any employee of the Company or directly or indirectly solicit or recruit, or attempt to solicit or recruit, an employee of the Company to leave his or her employment with the Company, nor will you directly or indirectly contact any employee of the Company (or cause an employee of the Company to be contacted), for the purpose of causing such employee to leave his or her employment with the Company.

12. QUESTIONS. If you have questions regarding these or any other terms and conditions applicable to your Option, including a summary of the applicable federal income tax consequences please see the Prospectus.

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ATTACHMENT II

2024 INDUCEMENT PLAN

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ATTACHMENT III

NOTICE OF EXERCISE

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ACADIA PHARMACEUTICALS INC.

(2024 INDUCEMENT PLAN)

NOTICE OF EXERCISE

Acadia Pharmaceuticals Inc.

12830 El Camino Real, Suite 400

San Diego, CA 92130

Date of Exercise:

This constitutes notice to Acadia Pharmaceuticals Inc. (the “Company”) that I elect to purchase the below number of shares of Common Stock of the Company (the “Shares”) by exercising my Option for the price set forth below. Capitalized terms not explicitly defined in this Notice of Exercise but defined in the Grant Notice, Option Agreement or 2024 Inducement Plan (the “Plan”) shall have the meanings set forth in the Grant Notice, Option Agreement or Plan, as applicable. Use of certain payment methods is subject to Company and/or Committee consent and certain additional requirements set forth in the Option Agreement and the Plan.

Type of option:		Nonstatutory
Date of Grant:

Number of Shares as to which Option is exercised:

Certificates to be issued in name of:

Total exercise price:	$

Cash, check, bank draft or money order delivered herewith:	$

Value of Shares delivered herewith:	$

Regulation T Program (cashless exercise)	$

Value of Shares pursuant to net exercise:	$

By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the Plan, and (ii) to satisfy the tax withholding obligations, if any, relating to the exercise of this Option as set forth in the Option Agreement.

Very truly yours,